Exhibit 99.1

Midas Reports Second Quarter Results of $0.06 Per Share

  Shop traffic increases by nine percent in U.S. Midas shops
  U.S. comparable shop sales up 1.7 percent
  Results for quarter negatively impacted by $0.03 of arbitration costs and $0.02 resulting from the acquisition of Northern California shops in January

ITASCA, Ill.--(BUSINESS WIRE)--August 5, 2010--Midas, Inc. (NYSE: MDS) reported net earnings of $0.8 million—or $0.06 per diluted share—for the second quarter ended July 3, 2010, compared to $0.4 million—or $0.03 per diluted share—in the second quarter of 2009. Second quarter 2010 results were negatively affected by $0.8 million of incremental legal and other expenses incurred in preparation for the July 2010 arbitration with the company’s master licensee in Europe. These arbitration costs had an after-tax impact of $0.03 per diluted share.

The current year also was negatively affected by the emergency acquisition of 22 Midas shops in Northern California from a troubled franchisee in January. In the second quarter, lost royalties and rents and operating losses from these shops had a negative $0.02 per share impact on a year-over-year basis.

The second quarter 2009 results included $0.09 per share of non-cash special items, primarily related to the vesting of restricted stock issued in 2005 and 2006.

Retail Sales

“Midas shops in the United States reported their third consecutive quarter of positive comparable shop retail sales, with an increase of 1.7 percent—following a 2.8 percent increase during the first quarter and a 1.4 percent increase in the fourth quarter of 2009,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

Feldman said that the sales increase resulted primarily from driving a higher volume of shop traffic with value-priced oil changes, which include a courtesy check on all cars coming into the bays. Car count increased by nine percent in U.S. Midas shops in the second quarter.

“We began local promotions of oil changes in early 2009, and shop traffic immediately increased—with double digit increases for all of 2009 and 13 percent in the first quarter of this year,” he said. “Importantly, the significant decline in the average repair order that began when we first implemented this strategy has leveled off, as the average repair order has been stable throughout 2010.”

Oil change revenues were up by 17 percent in the second quarter in U. S. shops and tire sales increased by five percent. Suspension sales were up by six percent and exhaust increased by three percent. Brakes declined by four percent.

Comparable shop sales at U.S. company-operated Midas shops were up slightly in the second quarter. Strong comparable shop sales increases at company-operated shops in San Diego, in Florida and in the Northeast were offset by double-digit declines at the company shops in Northern California that were acquired in January of this year.

Midas’ retail sales continued to be weak in Canada, with overall comparable shop sales down by six percent, led by a 12 percent decline in brakes and a nine percent decline in exhaust.

“Last November, we introduced a new operations process called ‘Midas Way’ in Philadelphia, with prescribed procedures for each point of contact with customers, from initial phone calls to follow-up after the service work is performed,” Feldman said. “Comparable retail sales at participating shops in Philadelphia increased by 14 percent in the first half over the same period a year ago, with brake sales up 10 percent.”

“Midas Way” training, which is rolling out throughout North America, has been completed for approximately one-third of the Midas shops in the U.S. and Canada. Early results indicate that shops fully participating in “Midas Way” training are beginning to show improved performance compared to shops that have not been trained.

Feldman said that the positive sales trend has continued into July as U.S. comparable shop sales increased by more than five percent for the month.

Results for Second Quarter, First Six Months

Total sales and revenues for the quarter were $49.3 million, compared to $46.4 million in the second quarter last year. Revenues for the first six months were $97.0 million, an increase from $90.7 million a year ago.

Franchising revenues were $14.0 million for the quarter and $26.9 million for the first six months, compared to $14.0 million in the quarter and $27.0 million in the first six months last year. The comparable shop sales gains in the U.S. were offset by an 84-shop decline in the franchised shop count.

Real estate revenues were $7.9 million for the second quarter and $15.8 million for the first six months, down from $8.1 million and $16.4 million, respectively, for the same periods last year. The decline in real estate revenues resulted from fewer rent-producing shops in operation. There were 531 rent producing Midas shops operating in the U.S. and Canada at the end of the second quarter, down from 558 in 2009.

Revenues from retail sales at company shops were $20.5 million during the quarter, up from $16.8 million in 2009. For the first six months of 2010, retail sales at company shops were $40.3 million, up from $32.4 million in 2009. The increase is primarily the result of operating 16 additional company shops in the quarter compared to 2009, as comparable shop sales were up only slightly in the quarter. Late in the second quarter, six company shops were re-franchised, bringing the total number of company-operated shops to 118.

Replacement part sales and product royalties were $5.4 million in the second quarter and $11.0 million for the first six months, down from $6.0 million and $12.1 million for the respective periods in 2009. The declines are primarily the result of lower tire sales to franchisees.

Revenues from the company’s R.O. Writer software business were $1.5 million in the second quarter and $3.0 million for the first six months, compared to $1.5 million and $2.8 million, respectively, last year.

Operating income was $4.0 million in the second quarter and $7.5 million for the first six months, compared to $3.9 million in the quarter and $7.6 million for the first six months of 2009.

Cost savings from the 2009 reduction-in-force and other actions were offset by combined incremental legal and other fees of $0.8 million in the second quarter and $1.9 million in the first six months specifically related to the arbitration of the company’s current contractual dispute with its master licensee in Europe. The company expects similar incremental spending for the arbitration in the third quarter of 2010.

The arbitration hearing took place in Geneva, Switzerland in July and a ruling is expected late in the third quarter. The company continues to believe that the case is without merit and, in accordance with the applicable arbitration rules, Midas will be entitled to and intends to seek reimbursement for all these legal fees and other arbitration-related expenses should the company prevail in this arbitration.

Selling, general and administrative (SG&A) expenses were $13.9 million during the second quarter and $27.6 million for the first six months, compared to $13.9 million and $27.1 million, respectively, in 2009.

Interest expense for the quarter was $2.4 million, up from $2.1 million in 2009. The increase was the result of resetting the interest rate spread to current market rates under the revolving credit facility when the company extended its credit agreement in December 2009. The company’s bank debt was $70.1 million at the end of the second quarter, compared to $74.4 million at the end of first quarter and $81.9 million at the end of the second quarter a year ago.

Midas recorded income tax expense of $0.8 million during the second quarter, compared to $1.6 million in the second quarter of 2009. The prior year effective tax rate was unusually high due to the recording of tax adjustments related to the vesting of restricted stock in the second quarter of 2009. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $67 million from previous years.

Cash Flow

Selected Cash Flow Information ($ in millions)	YTD Q2	YTD Q2
	2010	2009

Cash provided by operating activities before cash
outlays for business transformation costs and
net changes in assets and liabilities	$9.3	$10.4
Cash outlays for business transformation costs	(0.2)	(0.1)
Net changes in assets and liabilities	-	(3.7)
Net cash provided by operating activities	$9.1	$6.6

Capital investments	$(2.6)	$(2.4)
Cash paid for acquired businesses	(3.5)	(0.1)
Net repayments of long-term debt and leases	$(2.6)	$(2.4)

Net cash flow provided by operating activities was $9.1 million for the first six months of 2010, compared to $6.6 million for the first six months of 2009. This cash flow was used to fund the acquisition of 22 company-operated shops in Northern California in January, capital investments and to reduce debt.

SpeeDee Co-Brand Update

At the end of the second quarter, there were 31 co-branded shops, including 10 SpeeDee shops that added Midas repairs and services and 20 Midas shops that have added SpeeDee oil change services. A brand-new franchised Midas-SpeeDee shop opened as a co-brand in Texas last December.

There are 14 company-operated Midas shops in the Chicago and San Diego areas that added SpeeDee services in 2009. These shops reported comparable shop sales increases of 7.2 percent in the second quarter.

An additional four Midas company shops—one in Chicago, one in Indiana and two in Florida—added SpeeDee in May 2010. Sales at these shops were up by 25 percent in June.

Two Midas franchisees added SpeeDee services to their Midas shops in New York and Texas in late 2009. Comparable shop retail sales at these franchised locations increased by seven percent in the quarter.

The six franchised SpeeDee shops that added Midas services in the first half of 2010 reported five percent comparable shop sales increases in the second quarter.

“We expect approximately 20 additional Midas and SpeeDee shops will be co-branded in the second half of the year,” Feldman said.

2010 Outlook

“Midas will continue its marketing strategy of offering value-priced oil changes to attract customers, which are leading to continued improvements in customer count and retail sales,” Feldman said. “Based on July results, we expect these trends to continue.

“We are also encouraged by results to date in the co-branded Midas and SpeeDee shops,” Feldman said.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,350 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 172 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter ended fiscal June		For the six months ended fiscal June
	2010	2009	2010	2009
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)

Sales and revenues:
Franchise royalties and license fees	$14.0	$14.0	$26.9	$27.0
Real estate revenues from franchised shops	7.9	8.1	15.8	16.4
Company-operated shop retail sales	20.5	16.8	40.3	32.4
Replacement part sales and product royalties	5.4	6.0	11.0	12.1
Software sales and maintenance revenue	1.5	1.5	3.0	2.8
Total sales and revenues	49.3	46.4	97.0	90.7
Operating costs and expenses:
Franchised shops – occupancy expenses	5.4	5.6	10.9	11.3
Company-operated shop parts cost of sales	5.7	4.6	11.2	8.9
Company-operated shop payroll and employee benefits	8.7	7.1	16.8	13.7
Company-operated shop occupancy and other operating expenses	6.6	5.5	13.0	10.8
Replacement part cost of sales	4.6	5.3	9.5	10.6
Warranty expense	0.4	0.3	0.6	0.4
Selling, general, and administrative expenses	13.9	13.9	27.6	27.1
(Gain) loss on sale of assets, net	—	—	(0.1)	0.1
Business transformation charges	—	0.2	—	0.2
Total operating costs and expenses	45.3	42.5	89.5	83.1

Operating income	4.0	3.9	7.5	7.6

Interest expense	(2.4)	(2.1)	(4.9)	(4.1)
Other income, net	—	0.2	0.2	0.3

Income before income taxes	1.6	2.0	2.8	3.8
Income tax expense	0.8	1.6	1.3	2.4

Net income	$0.8	$0.4	$1.5	$1.4

Earnings per share:
Basic	$0.06	$0.03	$0.11	$0.10
Diluted	$0.06	$0.03	$0.11	$0.10

Average number of shares:
Common shares outstanding	13.8	13.8	13.7	13.7
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.9	13.9	13.8	13.8
Equivalent shares on outstanding stock awards	0.1	0.1	0.1	0.1
Shares applicable to diluted earnings	14.0	14.0	13.9	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal June 2010	Fiscal December 2009
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1.3	$0.9
Receivables, net	25.0	29.7
Inventories	5.3	5.6
Deferred income taxes	9.7	9.5
Prepaid assets	4.5	4.4
Other current assets	2.4	3.0
Total current assets	48.2	53.1
Property and equipment, net	84.3	86.4
Goodwill and other intangible assets, net	41.7	36.8
Deferred income taxes	44.9	46.1
Other assets	5.7	6.2
Total assets	$224.8	$228.6

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.5
Current portion of accrued warranty	2.0	2.0
Accounts payable	21.5	22.8
Accrued expenses	20.1	22.2
Total current liabilities	45.1	48.5
Long-term debt	70.1	71.9
Obligations under capital leases	1.5	1.6
Finance lease obligation	29.8	30.5
Pension liability	20.0	20.1
Accrued warranty	10.0	11.3
Deferred warranty revenue	6.1	5.3
Other liabilities	6.2	6.4
Total liabilities	188.8	195.6

Temporary equity:
Non-vested restricted stock subject to redemption	3.5	3.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	8.1	6.3
Treasury stock, at cost (3.5 million shares)	(71.6)	(71.5)
Retained income	112.5	111.0
Accumulated other comprehensive loss	(16.5)	(16.5)
Total shareholders’ equity	32.5	29.3
Total liabilities and shareholders’ equity	$224.8	$228.6

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016